UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2006

THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction	(Commission File Number)	(I.R.S.Employer
of incorporation)		Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code: (508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2006 we executed a Separation Agreement ("Agreement") with John P. Kavanaugh, Vice President and Chief Investment Officer. Pursuant to the Agreement, effective February 28, 2006, Mr. Kavanaugh resigned as our Vice President and Chief Investment Officer and from all other director and officer positions he held with any of our affiliates or subsidiaries.

The Agreement provides that Mr. Kavanaugh will receive one year of paid severance at his current salary rate, payment of his accrued bonus for 2005, and an additional $100,000 severance payment for, among other things, his ongoing cooperation and assistance with various Company matters. Subject to certain limitations, Mr. Kavanaugh is also permitted to participate in certain currently available Company benefits until December 31, 2006.

Subject to certain limitations, Mr. Kavanaugh's existing stock awards will continue to vest and remain exercisable up to as late as December 31, 2006. Any stock awards that are not vested or have not otherwise been exercised by December 31, 2006, will be forfeited by Mr. Kavanaugh.

The Agreement also contains provisions regarding confidentiality, non-solicitation of employees and customers, non-disparagement, future cooperation and support, and a general release and covenant not to sue.

The foregoing description of the terms of the Agreement do not purport to be complete and is qualified in its entirety by the Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits

The following exhibits are filed herewith.

Exhibit 10.1	Separation Agreement executed February 27, 2006 by and between John P. Kavanaugh and First Allmerica Financial Life Insurance Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hanover Insurance Group, Inc.

(Registrant)

Date: March 01, 2006	By:	/s/ J. Kendall Huber
J. Kendall Huber
Senior Vice President,
General Counsel